                                                                      EXHIBIT 12

                       W. R. GRACE & CO. AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (in millions except ratios)
                                  (Unaudited)

                                                                                                           Six Months Ended
                                                              Years Ended December 31,                         June 30,
                                                 ----------------------------------------------------     -----------------
                                                 1995 (b)    1994 (c)    1993 (d)    1992 (e)    1991     1996 (f)    1995(g)
                                                 -------     -------     -------     -------     ----     --------    -------
Net (loss)/income from continuing operations     $(196.6)     $(41.4)     $ 19.1       $ 1.4   $157.4      $274.7    $ 67.9

   Add/(deduct):
   (Benefit from)/provision for income taxes      (115.8)      (46.6)       10.1        79.9     99.1       154.9      28.3


   Income taxes of 50%-owned companies  . . . .       -           -           .1         2.1      1.5           -         -

   Equity in unremitted losses/(earnings)
     of less than 50%-owned companies   . . . .       .8         (.6)        (.5)       (2.0)    ( .9)         .5       (.9)

   Interest expense and related financing
     costs, including amortization  of
     capitalized interest . . . . . . . . . . .    179.8       138.5       122.7       162.7    209.6        93.1      83.7

 Estimated amount of rental expense
     deemed to represent the interest factor         8.5        10.1        11.3        14.0     12.7         5.6       7.1
                                                 -------      ------      ------      ------   ------      ------    ------

(Loss)/income as adjusted . . . . . . . . . .    $(123.3)     $ 60.0      $162.8      $258.1   $479.4      $528.8    $186.1
                                                 =======      ======      ======      ======   ======      ======    ======

Combined fixed charges and preferred stock
  dividends:  Interest expense and related
  financing costs, including capitalized
  interest. . . . . . .                           $195.5      $143.2      $122.8      $176.3   $224.5      $104.2     $90.3


   Estimated amount of rental expense
     deemed to represent the interest factor         8.5        10.1        11.3        14.0     12.7         5.6       7.1
                                                  ------      ------      ------      ------   ------       -----     -----

Fixed charges . . . . . . . . . . . . . . . .      204.0       153.3       134.1       190.3    237.2       109.8      97.4

Preferred stock dividend requirements (a) . .         .5          .5          .8          .8       .9          .4        .4
                                                  ------      ------      ------      ------   ------      ------     -----

Combined fixed charges and preferred
   stock dividends  . . . . . . . . . . . . .     $204.5      $153.8      $134.9      $191.1   $238.1      $110.2     $97.8
                                                  ======      ======      ======      ======   ======      ======     =====

Ratio of earnings to fixed charges  . . . . .      (h)         (h)          1.21        1.36     2.02        4.82      1.91
                                                  ======      ======      ======      ======   ======      ======     =====

Ratio of earnings to combined fixed charges
   and preferred stock dividends  . . . . . .      (h)         (h)          1.21        1.35     2.01        4.80      1.90
                                                 =======      ======      ======      ======   ======      ======     =====

     (a) For each period with an income tax provision, the preferred stock dividend requirements are increased to include the pretax earnings required to cover such requirements based on Grace's effective tax rate for that period.
     (b) Includes pretax provisions of $275.0 for asbestos-related liabilities and insurance coverage; $220.0 relating to restructuring costs, asset impairments and other activities; $77.0 for environmental liabilities at former manufacturing sites; and $30.0 for corporate governance activities.
     (c) Includes a pretax provision of $316.0 relating to asbestos-related liabilities and insurance coverage.
     (d) Includes a pretax provision of $159.0 relating to asbestos-related liabilities and insurance coverage.
     (e) Includes a pretax provision of $140.0 relating to a fumed silica plant in Belgium.
     (f) Includes a pretax gain of $326.4 on the sales of businesses, principally the water treatment and process chemicals business; and a pretax provision of $53.7 relating to restructuring costs.
     (g) Includes a pretax provision of $20.0 for corporate governance activities.
     (h) As a result of the losses incurred for the years ended December 31, 1995 and 1994, Grace was unable to fully cover the indicated fixed charges.